EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this "Agreement'), dated and effective as of February 28,2008 (the “Effective Date"), is between the Oregon Health & Science University, having offices at 2525 SW 1st Ave, Suite 120 Portland, Oregon 97201-4753 ("OHSU”), and Znomics, Inc., having offices at 2611 SW yd Ave, Suite 200, Portland, Oregon 97201 ("Licensee").

1.           BACKGROUND

1.1
OHSU is the owner of certain inventions and discoveries generally described as "A Genetic Zebrafish model of Obesity" as more specifically covered by OHSU Invention Disclosure #1236 and described in FASEB J. 2007 J ul;21 (9):2042-9 and Endocrine 2003 Dec;22(3):257 -265, copies of the publications are attached as Appendix .A. OHSU wants those inventions and discoveries to be utilized for the public benefit to the fullest extent possible.

1.2
Licensee wishes to obtain from OHSU, and OHSU is willing to grant to Licensee, a license to exploit the OHSU inventions and discoveries described in this Agreement, subject to the terms and conditions set forth below.

2.          DEFINITIONS

2.1
"Affiliate" means any entity that controls, is controlled by ot is under common control with Licensee, where "control" means beneficial ownership of more than 50% of the outstanding voting securities of an entity or the ability otherwise to elect a majority of the board of directors or other managing authority.

2.2
"Confidential Information" means all confidential scientific, technical and business information of a party to this Agreement designated as confidential by such party. The term "Confidential Information" does not include any information that the recipient can demonstrate (a) is part of the public domain or becomes known publicly through no fault of the recipient; (b) was already known to recipient prior to disclosure as demonstrated through adequate written records; (c) is disclosed to recipient by a third party \who has the right to make such disclosure; (d) can be demonstrated through adequate written records to have been developed independently of the information obtained from the other party; or (e) is required to be disclosed by mw, including the Oregon Public Records Law, to comply with government regulations, subpoenas ot court orders provided the disclosing party receives adequate notice of such demand and provided recipient makes any such disclosure under an order protecting the confidential nature of proprietary information.

2.3	"Field of Use" means the making and using of the Licensed Technology for any and all purposes.

2.4	"Licensed Proprietary Information" means unpublished information concerning the use, development, characterization and care of the Licensed Proprietary Material.

2.5	"Licensed Proprietary Material” means transgenic zebra fish with constitutive ectopic expression of AgRP mRNA and all progeny, modified and unmodified derivatives thereof.

2.6	"Licensed Technology" means the Licensed Proprietary Material and the Licensed Proprietary Information.

2.7	"Term" means the period beginning on the Effective Date and ending on the date which is five (5) years thereafter.

3.           OWNERSHIP & GRANT OF RIGHTS

3.1	Ownership of Licensed Technology. Licensee acknowledges that OHSU owns the licensed Technology .

3.2	Authority. OHSU represents and warrants that subject to the limitations described in Section 7, OHSU is entitled and authorized to grant the rights specified in this Agreement.

3.3
Exclusive License. Subject to the terms and conditions of this Agreement, OHSC hereby grants to Licensee upon receipt of payments stated herein a nonsublicensable, exclusive license, to make and use the Licensed Technology for the Field of Use.

3.4           Retained Rights.

(a)
OHSC reserves the right to (i) practice and use the Licensed Technology, (ii) distribute biological and other materials related to the Licensed Technology; and (iii) grant non· exclusive licenses to other universities, academic institutions and non-profit research organizations to practice and use the licensed Technology for research and educational purposes only; and (iv) publish any scientific findings or other information included in the Licensed Technology.

(b)
This Agreement does not confer any license or rights by implication, estoppel or otherwise in any patents, know-how or other technology that is not explicitly granted to Licensee in this Section 3, and OHSU expressly retains those rights.

3.5
Government Rights. OHSU reserves on behalf of the U.S. Government a license with respect to the Licensed Technology to the extent requited under any applicable law or regulation, including 35 use Section 200 et. seq. and 37 CFR Part 401. To the extent there is a conflict between any such law or regulation and the terms of this Agreement, the terms of d1e applicable law or regulation will prevail.

4.           LICENSE CONSIDERATION AND PAYMENTS

As consideration for the rights granted to Licensee under this Agreement, Licensee will pay OHSU the following compensation:

4.1
License Issue Fee. licensee will pay OHSU a license issue fee in the amount of Twenty Thousand Dollars ($20,000). Fifty percent (50%) of this license issue fee shall be paid to OHSU within 30 days of the Effective Date. The remaining fifty percent (50%) of this license issue fee shall be paid to OHSU no hirer than the first (1st) anniversary of the Effective Date. This fee is fully earned and nonrefundable as of the Effective Date.

4.2	Payment Terms

(a)
Except as expressly provided otherwise in this Agreement, all payments are due and payable (i) within 30 days from the date of the invoice; or (ii) on the date specified in this Agreement, whichever is earlier.

(b)	Any unpaid invoices or payments will be subject to a late fee of 1.0% per month (12% per annum) until paid.

(c)          All amounts payable to OHSU under this Agreement arc payable in United States Dollars.

(d)
All amounts payable to OHSU under this Agreement are net of all taxes and other charges, and Licensee will be responsible for paying all taxes that may be levied by any taxing authority on account of license fees or any other sums payable under tills Agreement.

4.3
Shipment of Licensed Technology. Licensed Technology will be shipped at Licensee's expense using the following Courier and Account Number: Federal Express, account #22522-4666-5.  Following OHSU’s receipt of the first 50% of the License Issue Fee as set forth in Section 4.1, OHSU will use its reasonable best efforts to promptly transfer to Licensee the Licensed Proprietary Materials.

5.           RESTRICTIONS

5.1          Endorsement: Use of OHSU's name.

(a)
Licensee will not use the name, image, trade or service marks, landmarks, monuments, likeness, logos or any other distinguishing feature of OHSU or any employee of OHSU in any press release, general publication, advertising, marketing, promotional or sales literature, in each case without the prior written consent of OHSU.

(b)
By entering into this Agreement, OHSU does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee. Licensee will not state or imply that this Agreement is an endorsement by OHSLJ, or any of its employees.

(c)          Licensee will not make any warranty on behalf of OHSU.

6.           CONFIDENTIAL INFORMATION

6.1
Each party to this Agreement who receives Confidential Information (the "recipient") from the other party (the "disclosing party”) will protect and keep that Confidential Information secret and will not (a) disclose that Confidential Information to any person other than to recipient's employees and independent contractors with a need to know who have signed written confidentiality agreements that are as protective of that information as this Section 6; or (b) use that Confidential Information for any purpose other than to exercise its rights and perform its obligations under this Agreement. Notwithstanding the preceding, the recipient is authorized to disclose any Confidential Information specifically required by order of any governmental agency or court so long as before the delivery of that information, the recipient gives the disclosing party prompt written notice (if permitted by law) so the disclosing party can seek an appropriate protective order or exemption from that order. Without in any way limiting the preceding, the parties acknowledge and agree that the Licensed Proprietary Information constitutes the Confidential Information of OHSU.

7.	DISCLAIMER OF WARRANTIES AND OBLIGATIONS; LIMITATION OF LIABILITY

7.1
OHSU makes no representations whatsoever (a) with regard to the scope, accuracy, completeness or usefulness of the Licensed 'Technology; or (b) that the Licensed Technology can be exploited without infringing other patents or other intellectual property rights of third parties; or (c) that the Licensed Technology will accomplish any particular results or are safe or fit for any purpose.

7.2
Except as expressly provided in this Agreement, all information, materials, services, intellectual property and other property or rights granted or provided by OHSU under this Agreement are on an AS IS basis, and OHSU makes no other warranties, expressed or implied, as to any matter, and OHSU expressly disclaims the warranties of merchantability, fitness for a particular purpose, exclusivity or results obtained from use.

7.3
In no event will OHSU be liable for any incidental, consequential, special or punitive damages resulting from the use of the Licensed Technology or Licensee's exercise of any other rights under tIus Agreement.

7.4
OHSU expressly disclaims any representation or warranty that the Licensed Technology complies with any law, statute, regulation or implied warranties of any jurisdiction outside the United States of America.

8.           INDEMNIFICATION

8.1
Licensee will indemnify, defend and hold harmless OHSU, its directors, trustees, officers, employees, students, fellows, agents, consultants, the sponsors of the research that led to the Licensed Technology and the inventors of the Licensed Technology from and against all claims, liability, demands, damages, costs, expenses (including attorney fees and costs) and losses, including for death, personal injury, illness and property damage, arising from or relating in any way to this Agreement or the Licensed Technology, including: (a) the use by or on behalf of Licensee, their customers, suppliers, independent contractors and other third persons of any Licensed Technology; and (b) the design, manufacture, distribution, storage, sale or use of any products or processes developed in connection with or arising out of the Licensed Technology. To the extent necessary to indemnify and hold OHSU harmless from any claims by any employees of Licensee, and to the extent permitted by law, Licensee expressly waives any immunity or exemption from liability for the personal injury or death of its employees that may exist under, or any right to receive contribution from OHSU created by, the workers' compensation laws of the state where the injury occurs or the employee is located.

9.          TERM AND TERMINATION

9.1	This Agreement is effective as of the Effective Date and unless sooner terminated under this Section 9, will expire at the end of the Term.

9.2	OHSU's Termination Rights. OHSU may terminate this Agreement upon the occurrence of anyone or more of the following events:

(a)	Licensee fails to pay any amount due under this Agreement within 10 days after Licensee receives written notice of that failure;

(b)          Licensee breaches Section 6 (Confidential Information);

(c)	Licensee fails to cure any breach of any of its other obligations under this Agreement within .30 days after Licensee receives written notice of that breach;

(d)
Licensee becomes insolvent or becomes the subject of any bankruptcy or other debtor relief proceeding, and in the case of an involuntary proceeding, that proceeding is not dismissed within 90 days; and! or

9.3	Licensee's Termination Rights. Licensee may terminate this Agreement by giving OHSU 60 days written notice and paying OHSU all sums then due and payable.

9.4	Consequences of Termination. Upon any early termination of this Agreement for any reason whatsoever:

(a)	All rights licensed or transferred by OHSC to Licensee under this Agreement will revert. to non-exclusive rights;

(b)	Licensee will not be discharged from any liability or obligation to OHSU that arose or became due or payable before the effective date of the termination;

(c)
Sections .3.1 (Ownership of Licensed Technology), 4.1 (License Issue Fee), 5 (Restrictions), 7 (Disclaimer of Warranties and Obligations; Limitation of Liability), 8 (Indemnification) and 10 (General Provisions) of this Agreement will survive.

9.5
Consequence of Expiration. Upon the regularly scheduled expiration of this Agreement at the end of the Term, Licensee shall have a fully-paid up non-exclusive license to the Licensed Technology for the Field of Use.

10.	GENERAL PROVISIONS

10.1
Notices. All notices, payments and other communications required or permitted under this Agreement will be in writing and sent by prepaid, first class, registered or certified mail, properly addressed to the other patty as follows:

If to OHSU:
Attention: Director
Technology and Research Collaborations, AD120
Oregon Health & Science University
2525 SW First Avenue, Suite 120
Portland, OR 97201-4753
Telephone: 503-494-8200
Facsimile:   503-494-4729
Email: techmgmt@ohsu.edu

If to Licensee:	Attention: Mr. Richard Sessions Znomics, Inc. 2525 SW 1st Ave, Suite 120 Portland, Oregon 97201-4753 Phone: 503-827-5271 x102 Fax: 503-546-2585 Email: sessions@znomics.com TAX ID#:52-2340974

All notices and communications will be effective on the date of the postmark of that notice or communication. Either party may change its address by giving notice of that change to tile other party.

10.2
Waivers. "Neither party will be deemed to have waived any of its rights under this Agreement until it has signed a written waiver of those rights. Without limiting the preceding, no failure or delay by either party in exercising any rights, powers or remedies under this Agreement will operate as a waiver of any such right, power or remedy, and no waiver will constitute a waiver of any other provision, breach, right or remedy, nor will any waiver constitute a continuing waiver or be effective except for the specific instance and for the specific purpose given.

10.3
Amendments. If either party wishes to modify this Agreement, the parties will confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by both parties to this Agreement.

10.4
Assignment. Licensee will not assign or transfer its interests in nor delegate its obligations under this Agreement, whether by transfer, merger, operation of law or otherwise without OHSU's 'written consent. A change in the control of Licensee (voting or otherwise) will be deemed an assignment for purposes of this Section.

10.5
Governing Law; Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Oregon without reference to its choice of law provisions or the International Convention on the Sale of Goods. Any claim, action or suit Between OHSU and Licensee that arises out of or relates to performance of this Agreement will be brought and conducted solely and exclusively within the Circuit Court for Multnomah County, Oregon, and Licensee consents to the jurisdiction of and venue in those courts. However, if any such claim, action or suit may be brought only in a federal forum, it will be brought and conducted solely and exclusively within the United States District Court of Oregon.

10.6
Severability. If any provision of this Agreement is rendered invalid or unenforceable by any law or regulation, or declared null and void by any court of competent jurisdiction, that part will be reformed, if possible to conform to law and if reformation is not possible, that part will be deleted and the remainder of the provisions of this Agreement will, subject to this paragraph, remain in full force and effect, unless enforcement of this Agreement without the invalid or unenforceable clause would be grossly inequitable under the circumstances or would frustrate the primary purpose of this Agreement.

10.7
Compliance with Law. Licensee agrees to comply with all federal, state, county and local laws, ordinances and regulations. Failure or neglect on the part of the Licensee to comply with any or all such laws, ordinances, rules and regulations will not relieve the Licensee of these obligations nor of the requirements of this Agreement.

10.8
Dispute Resolution. The parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement. Thereafter, both parties agree that all disputes between them arising out of or relating to this Agreement will be submitted to non-binding mediation unless the parties mutually agree otherwise. The parties agree to exercise their best effort in good faith to resolve all disputes in mediation.

10.9
Independent Contractor; Agency. The parties are separate and independent legal entities, and each is an independent contractor. Neither party will be deemed to be the employee, representative, agent, joint venturer or partner of the other party for any purpose. Neither party has the authority to bind the other or to incur any liability on behalf of the other, nor to direct the employees of the other.

10.10
Interpretation. Both parties have had the opportunity to have this Agreement reviewed by their attorneys. Therefore, no rule of construction or interpretation that favors or disfavors either party will apply to the interpretation of this Agreement. Instead, this Agreement will be interpreted according to the fair meaning of its terms. The captions or headings of this Agreement arc for convenience of reference only. They will not limit or otherwise affect the meaning or interpretation of any provision of this Agreement The words "includes" and "including" ate not limited in any way and mean "includes or including without limitation." The word "person" includes individuals, corporations, partnerships, limited liability companies, co-operatives, associations and other natural and legal persons. The term "and/or" means each and all of the persons, words, provisions or items connected by that term; i.e., it has a joint and several meaning. The word "will" is a synonym for the word "shall". All attachments to this Agreement are a part of and are incorporated in this Agreement.

10.11
Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same Agreement. This Agreement may be delivered by facsimile, and when so delivered will have the same force and effect as delivery of an original signature.

10.12
Attorneys Fees. In any legal action or proceeding arising out of or related to this Agreement, the prevailing party will be entitled to recover all reasonable attorney fees incurred at trial, on appeal and on any petition for review, together with other costs allowed by law. For purposes of this Agreement, "prevailing party" means the party that prevails either affirmatively or by means of a successful defense with respect to claims having the greatest value or importance as reasonably determined by the court with jurisdiction over the matter, after taking into consideration any settlement offers made by the parties.

10.13
ENTIRE AGREEMENT. WITH RESPECT TO THE SUBJECT MATTER HEREOF, THE LICENSED TECHNOLOGY, THIS AGREEMENT SUPERCEDES ALL PRIOR DISCUSSIONS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS, BOTH WRITTEN AND ORAL, AMONG THE PARTIES, AND CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO ITS SUBJECT MATTER, AND THERE ARE NO OTHER UNDERSTANDINGS, AGREEMENTS OR REPRESENTATIONS, ORAL OR WRITTEN BETWEEN THE PARTIES.

OHSU:
OREGON HEALTH &SCIENCE UNIVERSITY

/s/ Arundeep S. Pradhan
Arundeep S. Pradhan                                  Date: March 3, 2008
Director, Technology and Research Collaborations

LICENSEE:
ZNOMICS, INC.

By: /s/ Richard A. Sessions
Signature of Authorized Official               Date: February 28, 2008
Printed Name:  Richard A. Sessions
Title: Chief Executive Officer

Appendix A: Publications

APPENDIX A PUBLICATIONS

FASEB J. 2007 Jul;21 (9):2042-9 "Creation of a genetic model of obesity in a teleost"

and

Endocrine 2003 Dec;22(3):257-265 "Agouti-related protein (AGRP) is conserved and regulated by metabolic state in the zebrafish, Danio rerio"

(both are attached)